UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:                                                                                                           HIMCO Variable Insurance Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One Hartford Plaza

Hartford, CT 06155

Telephone Number:                                    860-297-6444

Name and Address of Agent for Service of Process:

Brenda J. Page, Esq.

c/o Hartford Investment Management Company

One Hartford Plaza

Hartford, CT 06155

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Radnor, Pennsylvania on the 2nd day of April, 2014.

HIMCO Variable Insurance Trust

		By:	/s/ Edward P. Macdonald
Edward P. Macdonald
Trustee

Attest:	/s/ Edward P. Macdonald
Edward P. Macdonald
Secretary